UNITED STATES

                   SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K [ ]  Form 20-F [ ]  Form 11-K
[X] Form  10-Q [ ] Form 10-D [ ] Form N-SAR [  ] Form N-CSR

             For Period Ended:   March 29, 2006

     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

For the Transition Period Ended: ______________________

Read  Instruction (on back page) Before Preparing  Form.   Please
Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _____________________________________________________



                             PART I
                     REGISTRANT INFORMATION

     Full Name of Registrant:  EACO Corporation

     Former Name if Applicable:  N/A

     Address  of Principal Executive Office (Street and  Number):
     1500 N. Lakeview Avenue

     City, State and Zip Code:  Anaheim, CA  92807

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                            PART II
                    RULES 12b-25(b) AND (c)

     If   the   subject  report  could  not  be   filed   without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

            (a)   The  reasons described in reasonable detail  in
               Part III of this form could not be eliminated without unreasonable effort or expense;


            (b)   The  subject annual report, semi-annual report,
               transition report on Form 10-K, Form 20-F, Form 11-K,
     [X] Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c)   The  accountant's statement  or  other  exhibit
               required by Rule 12b-25(c) has been attached if applicable.


                            PART III
                            NARRATIVE

     State  below in reasonable detail the reasons why the  Forms
10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

				N/A

                             PART IV
                        OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification.

     Glen Ceiley                            (714) 876-2490
     ---------------------------------------------------------
     (Name)                       (Area Code) (Telephone Number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

					[X] Yes [ ]   No


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

  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

				        [  ] Yes  [ X ] No



     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                                EACO Corporation
				----------------
                 (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



     Date: May 12, 2006              By: /S/ Glen Ceiley
                                        -------------------------------
                                        Glen Ceiley
                                        Chief Executive Officer













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